Exhibit 10.3

NIELSEN HOLDINGS N.V.

DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose

SECTION 1.01. Purpose. The purpose of this Plan is to provide Directors with the ability to defer the receipt of Compensation.

SECTION 1.02. Unfunded Plan. The Company intends that the Plan be an unfunded and unsecured non-qualified deferred compensation plan maintained for the purpose of providing deferred compensation for Directors.

ARTICLE II

Definitions

The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.

SECTION 2.01. “Account” means the records maintained on the books of the Company to reflect deferrals of Compensation by a Director pursuant to Section 3.03.

SECTION 2.02. “Administrator” means the Company’s Executive Compensation Group or such other person or committee designated by the Committee as responsible for the day-to-day administration of the Plan.

SECTION 2.03. “Beneficiary” means the person or persons designated pursuant to Article 5 to receive a benefit pursuant to Section 4.03 in the event of a Director’s death before his benefit under this Plan has been paid.

SECTION 2.04. “Board” means the Board of Directors of the Company.

SECTION 2.05. “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 2.06. “Committee” means the Compensation Committee of the Board of the Company or a subcommittee thereof; provided that any determination involving a Director who is a member of the Committee shall be made by the Board.

SECTION 2.07. “Company” means Nielsen Holdings N.V. and any successor thereto.

SECTION 2.08. “Compensation” means, for any Plan Year, any cash-based retainer or any other cash-based fee to be earned by a Director in respect of services to be performed for the Board or any committee thereof for such Plan Year.

SECTION 2.09. “Director” means any member (or designated member) of the Board who is not an employee of the Company or any of its subsidiaries.

SECTION 2.10. “Fund” means any investment fund selected by the Administrator to be offered as a notional investment for amounts deferred under the Plan.

SECTION 2.11. “Payment Period” means the date or dates designated pursuant to Section 3.04 for payment of some portion or all of a Director’s Account. The designated Payment Period may be a specific calendar date (or dates) or may correspond to the date of a Director’s Termination of Service or to other events, in each case, as permitted by the Administrator from time to time, in accordance with Section 409A of the Code.

SECTION 2.12. “Plan” means this “Nielsen Holdings N.V. Directors Deferred Compensation Plan” as set forth herein and as amended from time to time.

SECTION 2.13. “Plan Year” means the calendar year.

SECTION 2.14. “Share(s)” means a common share(s) of the Company, par value EUR 0.07 per share.

SECTION 2.15. “Termination of Service” means cessation for any reason of a Director’s service as a member of the Board to the extent such cessation constitutes a separation from service with the Company and its affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1(h) thereunder.

SECTION 2.16. “Valuation Date” means the date that the Administrator makes a valuation of an Account. Unless otherwise provided by the Administrator, each deemed investment alternative within each Account shall be valued as of each day on which a value for such deemed investment alternative reasonably is available to the Administrator.

ARTICLE III

Eligibility and Deferrals

SECTION 3.01. Eligibility. Each Director who receives a retainer or other cash fees in respect of his or her Board service shall be eligible to participate in the Plan.

SECTION 3.02. Accounts. The Administrator shall establish an Account for each Director who elects to defer Compensation pursuant to Section 3.03. Amounts deferred pursuant to Section 3.03, and the value thereof determined pursuant to Section 3.05, shall be credited to such Account.

SECTION 3.03. Deferral of Compensation. A Director may elect to reduce the Compensation otherwise payable to him during or in respect of a Plan Year and to have such amount credited to his Account. A deferral election pursuant to this Section 3.03 shall be made in writing at such time and in such manner as the Administrator shall prescribe but must in any event be made before the applicable deadline for making such a deferral election pursuant to Section 409A of the Code. Generally, a deferral election with respect to Compensation must be made prior to the first day of the Plan Year in which the services related to such Compensation will be rendered. The Administrator will designate an election period prior to the beginning of each Plan Year during which Directors will be given an opportunity to make new deferral elections with respect to the upcoming Plan Year. A deferral election, once executed and filed with the Administrator, cannot be revoked after the date specified by the Administrator. In the case of the first Plan Year during which this Plan was adopted or in the case of a Director who is first engaged by the Company during a Plan Year, the Administrator may permit such newly eligible Directors to elect within 30 days after becoming eligible to participate in the Plan to defer any unearned portion of his Compensation in respect of such Plan Year related to services to be performed after the date of such election, to the extent permitted under Treas. Reg. § 1.409A-2(a)(7).

SECTION 3.04. Payment Period. (a) Designation. Each deferral election given pursuant to Section 3.03 shall include designation of the Payment Period for the value of the amount deferred, subject to the limitation set forth in Section 3.04(c).

(b) Adjustments to Deferral Elections. To the extent permitted by Section 409A of the Code, the Administrator may permit a Director to irrevocably elect to make additional deferral elections with respect to amounts previously deferred under the Plan to further delay the relevant Payment Period; provided that the following conditions are met:

(i) the redeferral election may not take effect until at least twelve (12) months after the date on which such redeferral election is made;

(ii) the first payment with respect to which such redeferral election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made based on the prior deferral election; and

(iii) the election must be made at least twelve (12) months prior to the date of the first scheduled payment pursuant to the prior applicable deferral election.

(c) Limitation. A Director may select an initial Payment Period that begins no sooner than the first anniversary of the date of such election.

(d) Methods of Payments. A Director may elect, at the time a Payment Period is selected, to receive the amount which will become payable as of such Payment Period in a number of installments as determined by the Administrator. Except as may be elected pursuant to this Section 3.04(d), all amounts becoming payable under this Plan shall be paid in a single payment.

(e) Irrevocability. Except as provided in Section 3.04(b) or as set forth in Article IV (including with respect to accelerated payment upon a Termination of Service), a designation of a Payment Period and an election of installment payments shall be irrevocable.

SECTION 3.05. Value of Directors’ Accounts.

(a) General. Compensation deferrals shall be allocated to each Director’s Account as soon as practicable following the date such Compensation is withheld from the Director’s Compensation and shall be deemed invested pursuant to this Section 3.05, as soon as practicable thereafter.

(b) Crediting of Income, Gains and Losses. As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth below) attributable to the period since the preceding Valuation Date shall be credited to and/or deducted from the Account.

(c) Investment of Account Balance; Notional Investment in Shares. The Administrator shall establish Funds from time to time, and each participating Director may select from such various Funds made available hereunder the Funds in which all or part of his Account shall be deemed to be invested, subject to such terms and conditions as the Administrator may establish from time to time. If multiple Funds are made available by the Administrator, the Director shall make an investment designation on a form provided by the Administrator. The Director may amend his investment designation by giving written direction to the Administrator in accordance with procedures established by the Administrator. A timely change to a Director’s investment designation shall become effective on the date determined under the applicable procedures established by the Administrator. Any changes to the Funds to be made available to the Director, and any limitation on the maximum or minimum percentages of the Director’s Account that may be invested in any particular medium, shall be communicated from time to time to the Director by the Administrator. Notwithstanding the foregoing, any Accounts that are notionally invested in Shares (i) may not subsequently be re-invested in an alternative Fund and (ii) shall be credited with dividend equivalents as and when dividends are paid on the Company’s actual Shares, with such dividend equivalents deemed to be invested in additional Shares credited to the applicable Account as of the corresponding dividend payment dates (provided that no dividend equivalents shall be credited with respect to any fractional Shares within an Account). Any Accounts that are notionally invested in a Fund other than a notional investment in Shares may subsequently be re-invested in a Share-based Fund, unless otherwise determined by the Administrator. The Shares allocated to a Share-based Fund shall include any fractional Shares that may be credited to the Director’s Account from time to time, with any payments in respect of such fractional Shares determined in accordance with Section 4.07.

(d) Default Provision. Except as provided below, the Director’s Account shall be deemed to be invested in accordance with his investment designations, provided such designations conform to the provisions of this Section. Notwithstanding the above, the Committee, in its sole discretion, may disregard the Director’s election and determine that all Compensation deferrals shall be deemed to be invested in Shares or in another Fund determined by the Committee. In the event that any Fund under which any portion of the Director’s Account is deemed to be invested ceases to exist, such portion of the Account thereafter shall be deemed held in the Fund selected by the Director or, in the absence of any instructions from the Director, by the Administrator, subject to subsequent deemed investment elections.

(e) Statements. The Company shall provide an annual statement to the Director showing such information as is appropriate, including the aggregate amount credited to the Account, as of a reasonably current date.

(f) Securities Law Issues; Trading Policies. A Director’s ability to direct investments into or out of a Fund that is notionally invested in Shares shall be subject to such terms, conditions and procedures as the Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), and other applicable requirements. Such procedures also may limit or restrict a Director’s ability to make (or modify previously made) deferral and distribution elections under the Plan. Any election by a Director to notionally invest in Shares under the Plan, and any elections to transfer amounts from or to a notional Share investment, shall be subject to all applicable securities law requirements, including but not limited to the those reflected in the prior sentence and Rule 16b-3, as well as all applicable stock trading policies and procedures of the Company. To the extent any election violates any securities law requirement, applicable trading policies and procedures of the Company, or any terms or conditions established from time to time by the Administrator relating to such elections (whether or not reflected in the Plan), the election shall be void.

ARTICLE IV

Payment of Benefits

SECTION 4.01. Nonforfeitability. A Director’s right to a deferred amount of Compensation and his right to the income and gains credited thereon, shall be fully vested and nonforfeitable at all times.

SECTION 4.02. Income. Any payment made pursuant to this Article IV shall include the income, gains and losses calculated in the manner described in Section 3.05 through the date of payment (or, if not administratively practicable, as of the most recent Valuation Date preceding the date of payment).

SECTION 4.03. Time of Payment. The amount credited to the Account of each Director (which shall include income, gains and losses credited thereon) shall become payable to the Director (or the Director’s Beneficiary if applicable) during the Payment Period designated pursuant to Section 3.04. If the Director has elected installment payments, such payments shall begin as soon as practicable, and in any event within sixty days, following the commencement of the Payment Period. In any other case, payment shall be made as a single sum as soon as practicable, and in any event within sixty days, following the designated Payment Period.

SECTION 4.04. Withdrawal for Emergency Need. (a) Authorization. The Committee may permit a Director who demonstrates an unforseeable emergency need to withdraw from the Plan an amount no greater than the amount determined by the Committee to be reasonably necessary to satisfy such unforseeable emergency need, to the extent permitted under Section 409A(a)(2)(B)(ii) of the Code.

(b) Emergency Need. For purposes of this Section 4.04, an “unforeseeable emergency” shall be as defined under Section 409A(a)(2)(B)(ii) of the Code. A need will not be considered due to an unforseeable emergency to the extent that it is relieved by reimbursement or compensation by insurance or otherwise, or by liquidation of the Director’s assets insofar as such liquidation would not cause severe financial hardship, or by cessation of deferrals under the Plan.

SECTION 4.05. Source of Payment. The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be a general unsecured obligation of the Company. The claim of a Director or Beneficiary to a benefit shall at all times be merely the claim of an unsecured general creditor of the Company. No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this

Plan; however, if in order to cover its obligations hereunder the Company elects to purchase or hold any investments the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its unsecured general creditors and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as an unsecured general creditor.

SECTION 4.06. Right of Offset. Any amount payable pursuant to this Plan (other than amounts payable from any Share-based Fund) shall be reduced at the discretion of the Administrator to take account of any amount due, and not paid, by the Director to the Company at the time payment is to be made hereunder, subject to Treas. Reg. § 1.409A-3(j)(4)(xiii).

SECTION 4.07. Payment in Cash or Shares. The form of payment for amounts due under the Plan at the times designated pursuant to the relevant Payment Period or this Article IV shall be (i) Shares, for payments in respect of any Account that is notionally invested in Shares, and (ii) cash, for payments in respect of any Account that is notionally invested in a Fund that represents a notional investment other than Shares. Any Shares distributed to Directors in accordance with this Section shall be issued under the Company’s 2010 Stock Incentive Plan as a form of “Other Stock-Based Award” thereunder. To the extent that a scheduled payment under a Director’s Share-based Fund would include any fractional Shares, unless otherwise determined by the Committee, such payment shall be rounded to the nearest whole Share.

ARTICLE V

Beneficiaries

SECTION 5.01. Beneficiary Designation. (a) Designation. A Director may from time to time designate, in the manner specified by the Administrator, a Beneficiary to receive payment pursuant to Section 4.03 in the event of his death.

(b) Absence of Beneficiary. In the event that there is no properly designated Beneficiary living at the time of a Director’s death, his benefit hereunder shall be paid to his estate.

SECTION 5.02. Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Administrator, such benefits may be paid in any one or more of the following ways, as the Administrator in his sole discretion shall determine:

(a) to the legal representatives of such minor or incompetent person;

(b) directly to such minor or incompetent person; or

(c) to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

Payment to any person in accordance with the foregoing provisions of this Section 5.02 shall to that extent discharge the Company, which shall not be required to see to the proper application of any such payment.

SECTION 5.03. Doubt as to Right To Payment. If reasonable doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Administrator may, in its discretion, direct that payment of such benefits be deferred in a manner consistent with Section 409A of the Code until such right or amount or time is determined, or pay such benefits into a court of competent jurisdiction in accordance with appropriate rules of law, or direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Administrator).

SECTION 5.04. Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

ARTICLE VI

Administration and Reservation of Rights

SECTION 6.01. Powers of the Committee. The Committee shall have the power and discretion to

(a) determine all questions arising in the interpretation and application of the Plan;

(b) determine the person or persons to whom benefits under the Plan shall be paid;

(c) decide any dispute arising hereunder;

(d) correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; and

(e) have all such other powers as may be necessary to discharge its duties hereunder.

SECTION 6.02. Powers of the Administrator. The Administrator shall have the power and discretion to

(a) promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan, including, without limitation, the establishment of any Funds and rules governing the timing and method of deferral elections under the Plan;

(b) determine all questions arising in the administration of the Plan;

(c) compute the amount of benefits and other payments which shall be payable to any Director in accordance with the provisions of the Plan;

(d) make recommendations to the Committee with respect to proposed amendments to the Plan;

(e) advise the Committee regarding the known future need for funds to be available for distribution;

(f) file all reports with government agencies, Directors and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and

(g) have all such other powers as may be necessary to discharge its duties hereunder.

SECTION 6.03. Claims Procedure. If the Committee denies any Director’s or Beneficiary’s claim for benefits under the Plan:

(a) the Committee shall notify such Director or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and

(b) the Director or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Committee of the decision to deny his claim for Plan benefits.

SECTION 6.04. Consent. By electing to participate in the Plan each Director shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Administrator, the Committee or the Board with regard to the Plan. Such terms and consent shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Director.

SECTION 6.05. Agents and Expenses. The Administrator or the Committee may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator or the Committee in connection with the administration of the Plan (other than any fees charged within a particular non-Share-based Fund, which fees shall be charged against the Director’s corresponding Account that is notionally invested in such non-Share-based Fund) shall be paid by the Company.

SECTION 6.06. Allocation of Duties. The duties, powers and responsibilities reserved to the Committee may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Committee, in which case no Committee member shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Committee member.

SECTION 6.07. Delegation of Duties. The Administrator and the Committee may delegate any of their respective duties to employees of the Company or its subsidiaries.

SECTION 6.08. Actions Conclusive. Any action on matters within the discretion of the Administrator or the Committee shall be final, binding and conclusive.

SECTION 6.09. Liability and Indemnification. The Administrator and the Committee shall perform all duties required of them under this Plan in a prudent manner. The Administrator and the Committee shall not be responsible in any way for any action or omission of the Company, its subsidiaries or their employees in the performance of their duties and obligations as set forth in this Plan. The Administrator and the Committee also shall not be responsible for any act or omission of any of their respective agents provided that such agents were prudently chosen by the Administrator or the Committee and that the Administrator or the Committee relied in good faith upon the action of such agents.

SECTION 6.10. Right to Amend or Terminate. The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan in whole or in part for any reason, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix). However, no such amendment or termination shall reduce the amount standing credited to any Director’s Account as of the date of such amendment or termination. In the event of the termination of the Plan, the Board, in its sole discretion, may choose to pay out Directors’ Accounts prior to the designated Payment Periods (a “Termination Distribution”), to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix). Otherwise, following a termination of the Plan, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan until the time such Accounts are paid out.

SECTION 6.11. Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

SECTION 6.12. Governing Law and Construction. The Plan is intended to constitute an unfunded and unsecured, nonqualified deferred compensation arrangement. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Director or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.

SECTION 6.13. Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Director prior to payment or would otherwise subject a Director to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Director’s Termination of Service the Director is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder until the date that is six months following the Director’s Termination of Service (or the earliest date as is permitted under Section

409A of the Code) and (ii) if any other payments due to a Director hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee and the Administrator shall implement the provisions of this Section 6.13 in good faith; provided that neither the Company, the Committee, the Administrator nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Directors with respect to this Section 6.13.